Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

December 4, 2012

American International Group, Inc.

180 Maiden Lane

New York, New York 10038

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American International Group, Inc., a Delaware corporation (the “Company”), in connection with a Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of up to $20,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) to be offered and sold by the Company pursuant to the Woodbury Financial Services, Inc. Deferred Commission Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Validity of the Securities” contained in the prospectus relating to the Deferred Compensation Obligations.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

ALS/SFA